Exhibit 10.1
RAVEN INDUSTRIES, INC.
EMPLOYMENT AGREEMENT FOR
SENIOR MANAGEMENT
     AGREEMENT dated as of October 1, 2010, between RAVEN INDUSTRIES, INC., a South Dakota corporation (the “Company”), and LON E. STROSCHEIN, (the “Executive”).
WITNESSETH:
     WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that Executive’s contribution to the growth and success of the Company and its subsidiaries has been substantial; and
     WHEREAS, the Board has determined that it is appropriate to memorialize in writing the terms and conditions of Executive’s employment and Executive’s entitlement to certain benefits upon his retirement;
     NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained and in further consideration of services performed and to be performed by Executive for the Company, the parties agree as follows:
          1. Employment. Executive shall continue in the employ of the Company in an executive capacity, with such duties, powers and authority as are assigned to Executive from time to time by the Board.
          2. Term. This Agreement shall commence on the date first above written and, except as otherwise provided in paragraph 7, shall continue in effect until terminated by either the Company or Executive on 30 days’ advance written notice, either with or without any reason. Except for such 30-day notice requirement, nothing contained in this Agreement shall affect the Company’s ability to terminate Executive’s employment with or without any reason notwithstanding the preceding. Termination of this Agreement shall not terminate Executive’s benefits or the Executive’s right to benefits under paragraph 4 or 5 if, at the date of termination, Executive has either (i) attained age 65 or (ii) the sum of Executive;’s age (as of his nearest birthday) and years of service with the company (to the nearest whole year) equal 80 or more.
          3. Compensation. As full compensation for his services under this Agreement, Executive shall receive such Compensation as determined by the Board, and Executive shall be eligible for such fringe benefits as are provided generally to all Senior Managers of the Company. The fringe benefits provided at the date of this Agreement are listed on Schedule A, attached hereto and made a part hereof. The Company may change or terminate any fringe benefit from time to time while Executive is employed, so long as the change affects all Senior Managers.
          4. Benefits on Termination in Certain Cases. If at the date Executive terminates employment with the Company, Executive has either (i) attained age 65 or (ii) the sum of Executive’s age (as of his nearest birthday) and years of service with the Company (to the nearest whole year) equal 80 or more, Executive shall be entitled, at the Company’s expense, to the following benefits in addition to any retirement benefits to which Executive may be entitled under any qualified or non-qualified retirement plan maintained by the Company:
                    (a) Until the later to die of Executive or his spouse, continuation of coverage under the Company’s group hospital, medical and dental plans (“Medical Plan”) for himself, his spouse and eligible dependents (“Covered Group”); provided that if Executive and his spouse are divorced, the benefits for such spouse shall be discontinued; and further provided that if such spouse remarries after the death of Executive, such coverage shall continue for such spouse after the date of remarriage only if the spouse pays to the Company the group premium for such coverage. Prior to a member of the Covered Group becoming eligible for Medicare, the benefits to which that member of the Covered Group is entitled shall be at least equal to the benefits to which that member of the Covered Group would have been entitled under the Medical Plan if Executive’s had not separated from service. Upon eligibility of a member of the Covered Group for Medicare, coverage provided by Medicare shall be primary and the Medical Plan shall provide additional benefits such that the total benefits (i.e., Medicare and the Medical Plan) are at least equal to the benefits that members of the Covered Group would have been entitled under the Medical Plan at Executive’s separation from service.
                    (b) Until the death of the last to die of Executive or his spouse, payment of uninsured medical expenses (including, but not limited to any deductibles and coinsurance) for Executive, his spouse and his eligible dependents up to an annual limit of 3.5% of Executive’s highest annual compensation (salary and bonus) during any one of his last five calendar years of employment; provided that if Executive and his spouse are divorced, or if such spouse remarries after the death of Executive, such coverage shall be discontinued for such spouse. The medical expenses to be covered and the timing of payment of such medical expenses shall be based on the terms of the Raven Industries, Inc. Executive Supplemental Medical Plan as in effect at the date of Executive’s separation from service. If such plan is not in effect at the date of Executive’s separation from service and has not been replaced by a similar plan, medical expenses reimbursed shall be those expenses that would be deductible under Section 213 of the Internal Revenue Code of 1986 as in effect at the date of this Agreement (without regard to any provisions making such expenses deductible only to the extent they exceed a percentage of adjusted gross income), and all such expenses shall be paid or reimbursed within 15 days after presentation of invoices.
          5. Limitation on Amendment or Termination. If for any reason after the date of Executive’s retirement, Executive is not permitted to participate in any of the plans or programs referred to in paragraph 4, or if any such plans or programs are amended to provide lesser benefits or are terminated, the Company, at its sole expense, shall arrange to provide Executive with benefits substantially similar to those to which Executive would otherwise have been entitled but for such amendment or termination.

          6. Termination For Cause. Notwithstanding paragraphs 2, 4 and 5, if the Company discharges Executive “For Cause” (as defined below) the Company shall not be required to provide 30 days’ advance written notice of termination and the Company may elect, in its discretion, not to pay the benefits provided under paragraphs 4 and 5. A discharge shall be considered “For Cause” if Executive is terminated from employment for willful misconduct that materially injures or causes a material loss to the Company and a material benefit to Executive or third parties, as for example, by embezzlement, appropriation of corporate opportunity, conversion of tangible or intangible corporate property or the making of agreements with third parties in which Executive or anyone related to or associated with him has a direct or indirect interest. The term “For Cause” does not include a termination occasioned by ill-advised good faith judgment or negligence in connection with the Company’s business.
          7. Confidentiality. So long as Executive is employed and thereafter so long as Executive is entitled to and is receiving the benefits to which he is entitled under paragraphs 4 and 5, he may not either directly or indirectly, except in the course of carrying out the business of the Company or as authorized in writing on behalf of the Company, disclose or communicate to any person, individual, firm or corporation, any information of any kind concerning any matters affecting or relating to the business of the Company or any of its subsidiaries, including without limitation, any of the customers, prices, sales, manner of operation, plans, trade secrets, processes, financial or other data of the Company or any of its subsidiaries, without regard to whether any or all of such information would otherwise be deemed confidential or material.
          8. Non-Competition. So long as Executive is employed and thereafter so long as Executive is entitled to and is receiving the benefits to which he is entitled under paragraphs 4 and 5, he may not engage or participate directly or indirectly, either as principal, agent, employee, employer, consultant, stockholder, director, co-partner, or any other individual or representative capacity, in the conduct or management of, or own any stock or other proprietary interest in, any business that competes with the business of the Company or any subsidiary of the Company unless he has obtained prior written consent of the Board, except that Executive shall be free without such consent to make investments in any publicly-owned company so long as he does not become a controlling party in such company.
          9. Consequences of Violation of Confidentiality of Non-Compete Provision. If the Company, in good faith, determines that Executive has violated paragraph 7 or 8 of this Agreement, then in addition to any remedy the Company may be entitled at law or in equity, it may discontinue payments under paragraphs 4 and 5 upon written notice to Executive of the violation of paragraph 7 or 8.
          10. No Affect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s existing rights, or rights that would accrue solely as a result of the passage of time, under any benefit plan, change in control agreement or other contract, plan or arrangement.
          11. Successors to the Corporation. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” means Raven Industries, Inc. and any subsidiary or successor or assign to its business or assets that otherwise becomes bound by the terms and provisions of this Agreement by operation of law. In such event, the Company shall pay or shall cause such employer to pay any amounts owed to Executive pursuant to this Agreement.
          12. Agreement Binding. This Agreement shall inure to the benefit of and be enforceable by Executive’s spouse, personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s spouse, devisee, legatee, or other designee or, if there is no such designee, to Executive’s estate.
          13. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
Attention: President

If to Executive:	Lon E. Stroschein
Address on file with payroll department.
or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the state of South Dakota.
          15. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          17. Fees and Expenses. The Company shall pay all fees and expenses (including reasonable attorney’s fees and costs) that Executive may incur as a result of the Company’s contesting the validity, enforceability or Executive’s interpretation of, or determinations under, this Agreement, regardless of whether the Company is successful in such contest.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

RAVEN INDUSTRIES, INC.
By:	/s/ Daniel A. Rykhus
Daniel A. Rykhus
President and Chief Executive Officer

EXECUTIVE:
/s/ Lon E. Stroschein
Lon E. Stroschein